Exhibit 99.2

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX WINS NAPO PHARMACEUTICALS LITIGATION

JURY DECIDES CASE IN FAVOR OF SALIX PHARMACEUTICALS

JURY FINDS SALIX DID NOT BREACH LICENSE AGREEMENT

RALEIGH, NC, February 25, 2014 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that a New York State Supreme Court jury has entered a verdict in its favor in a lawsuit filed against Salix by Napo Pharmaceuticals relating to Fulyzaq™ (crofelemer).

The jury specifically found that Salix complied with its contractual obligations in commercializing Fulyzaq (crofelemer) in the United States, and thus did not breach the license agreement between the parties.

“We are pleased with the verdict and appreciate the thoughtfulness with which the jury approached this case. Salix takes its contractual obligations to its partners very seriously,” stated Carolyn Logan, Salix President and Chief Executive Officer. “We continue to believe in the future of Fulyzaq (crofelemer) and look forward to continuing our commercialization efforts.”

Background

As has been previously reported in the company’s filings with the Securities and Exchange Commission, on May 5, 2011, Napo filed a lawsuit against the Company in the Supreme Court of the State of New York, County of New York, alleging that the Company had engaged in fraudulent conduct, breached its collaboration agreement with Napo dated December 9, 2008, and breached its duty of good faith and fair dealing. Napo also sought a declaratory judgment that Napo had the right to terminate the collaboration agreement and sought unspecified damages in excess of $150 million. On or about December 28, 2011, Napo filed an amended complaint seeking an unspecified amount of damages for alleged breaches of the collaboration agreement by the Company and replacing Napo’s original complaint. The Company filed an answer to the amended complaint and counterclaims on or about January 17, 2012. Discovery concluded last year, and, on May 31, 2013, the Company filed a motion for partial summary judgment. The court heard oral arguments on the motion in August 2013. On December 24, 2013, the court entered a short-form order granting the Company’s motion for partial summary judgment, narrowing the issues in the case. Napo filed an appeal of that decision on January 27, 2014 to the Appellate Division of the Supreme Court of the State of New York. On January 29, 2014 the Court vacated and replaced portions of the short-form order with an order continuing to grant the Company’s motion for partial summary judgment, narrowing the issues in the case. Trial on the claims remaining in the case commenced on February 10, 2014 and the jury decided on February 25, 2014 that Salix did not breach the license agreement.

Salix was represented in this matter by Covington & Burling LLP.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact Salix at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our filings with the SEC.

Cautionary Statement Regarding Forward-Looking Statements

Please Note: The materials provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described in this press release include, among others: litigation between the company and its licensors; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions; and other factors.